Exhibit 99.1

The Cheesecake Factory Appoints Chief Accounting Officer

    CALABASAS HILLS, Calif.--(BUSINESS WIRE)--March 2, 2005--The Cheesecake Factory Incorporated (Nasdaq:CAKE) has appointed Cheryl Slomann as Chief Accounting Officer. Ms. Slomann will be responsible for overseeing the internal control functions and accounting operations. She also will have oversight responsibility for fulfilling financial reporting requirements to management, the Securities and Exchange Commission and other regulatory agencies. Ms. Slomann has served as the Company's controller since April 2004.
    "Cheryl has done an excellent job since joining our Company," said Michael Dixon, the Company's Chief Financial Officer and Senior Vice President. "We are happy to recognize her increased role and responsibility in our internal control and financial reporting efforts with the chief accounting officer designation." "I look forward to the challenge of my expanded responsibilities and continuing to work with Mike and the Cheesecake Factory financial team," added Ms. Slomann.
    The Cheesecake Factory Incorporated operates 88 upscale, casual dining restaurants under The Cheesecake Factory(R) name that offer an extensive menu of more than 200 items with an average check of approximately $16.60. The Company also operates a bakery production facility that produces over 50 varieties of quality cheesecakes and other baked products for the Company's restaurants and for other leading foodservice operators, retailers and distributors. Additionally, the Company operates five upscale casual dining restaurants under the Grand Lux Cafe(R) name; one self-service, limited menu "express" foodservice operation under The Cheesecake Factory Express(R) mark inside the DisneyQuest(R) family entertainment center in Orlando, Florida; and licenses three bakery cafe outlets to another foodservice operator under The Cheesecake Factory Bakery Cafe(R) name.

    CONTACT: The Cheesecake Factory Incorporated
             Jane Vallaire, 818-871-3000